Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 20-F of our report dated March 17, 2026, relating to the financial statements of Viking Acquisition Corp. I, as of December 31, 2025 and for the period from July 24, 2025 (Inception) through December 31, 2025. We also consent to the reference to our firm under the caption “Statement of Experts”.

/s/ WithumSmith+Brown, PC

San Francisco, California

October 7, 2026